UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2005

NTL Incorporated

(Exact name of Registrant as specified in its charter)

Delaware (State of Incorporation)	File No. 000-22616 (Commission File Number)	52-1822078 (IRS Employer Identification No.)

909 Third Avenue, Suite 2863, New York, New York 10022

(Address of principal executive offices) (Zip Code)

Registrant's Telephone Number, including Area Code: (212) 906-8440

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
SIGNATURES

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On June 15, 2005, NTL Cable PLC (the “Issuer”), an indirect, wholly owned subsidiary of NTL Incorporated, gave notice of the redemption of all of its $100,000,000 of floating rate senior notes due 2012 (the “Notes”), CUSIP No. 62941FAF5, ISIN No. US62941FAF53 and Common Code No. 021787345.

Pursuant to the Indenture governing the Notes, dated as of April 13, 2004, among the Issuer, NTL Incorporated, Communications Cable Funding Corp., NTL (UK) Group, Inc., NTL Communications Limited, NTL Investment Holdings Limited and The Bank of New York, as Trustee, the Issuer will redeem all of the outstanding Notes on July 15, 2005 (the “Redemption Date”) as permitted under Section 3.07(d) of the Indenture.

The Notes will be redeemed at a redemption price of 103% of the principal amount thereof ($1,030 for each $1,000 principal amount of Notes). Accrued and unpaid interest up to, but excluding, the Redemption Date will also be paid.

The redemption price will be paid on or after the Redemption Date, upon surrender to The Bank of New York, as paying agent, of the Notes being redeemed. As the Redemption Date falls after a scheduled interest record date and before the corresponding interest payment date, accrued and unpaid interest for the interest period ending on the Redemption Date will be paid separately to the holders of record as of July 1, 2005. Unless the Issuer defaults in paying the redemption price, or the relevant paying agent is prohibited from making such payment pursuant to the terms of the Indenture, interest on the Notes will cease to accrue on and after the Redemption Date.

To collect the redemption price, the Notes must be surrendered for redemption, at the office of the Paying Agent shown below, at any time on or after the Redemption Date:

The Bank of New York

101 Barclay Street, Floor 21W

New York, New York 10286

United States

Attention: Corporate Trust Administration

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 17, 2005	NTL INCORPORATED

By: /s/ Bryan H. Hall
Bryan H. Hall
Secretary

4